EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in the Registration Statement of Healthlynked Corp. on Form S-8 (File no. 333-218175) of our report dated April 1, 2019 with respect to the consolidated financial statements of HealthLynked Corp. as of December 31, 2018 and 2017, which includes an explanatory paragraph regarding the substantial doubt about the HealthLynked Corp.’s ability to continue as a going concern, and is included in this Annual Report on Form 10-K.

/s/ RBSM LLP

New York, NY

April 1, 2019